Exhibit 99
FOR RELEASE – Jan. 29, 2025
Corning Reports Strong Fourth-Quarter and
Full-Year 2024 Financial Results,(1)
Marking Successful First Year of ‘Springboard’ Plan

(1)Fourth-quarter GAAP results: Sales were $3.5 billion, gross margin was 34.2%, operating margin was 11.2%, EPS was $0.36 and operating cash flow was $623 million. Full-year GAAP results: Sales were $13.1 billion, gross margin was 32.6%, operating margin was 8.7%, EPS was $0.58 and operating cash flow was $1.9 billion.

Fourth-quarter results exceeded guidance, with record core sales of $3.9 billion, up 18% year over year, and core EPS of $0.57, up more than twice the rate of sales
Core operating margin expanded 220 basis points year over year to 18.5%
Continued strong adoption of new optical-connectivity products drove 93% year-over-year growth in Optical Communications’ Enterprise business

Display Technologies successfully implemented price increases and expects to deliver segment net income of $900 million to $950 million in 2025 and to maintain net income margin of 25%
In the first quarter, management expects core sales to grow 10% year over year to approximately
$3.6 billion, with core EPS growing approximately 30% to a range of $0.48 to $0.52
CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its fourth-quarter and full-year 2024 results and provided its outlook for first-quarter 2025.
Wendell P. Weeks, chairman and chief executive officer, said, “We had another outstanding quarter. We grew core sales 18% year over year to $3.9 billion and grew core EPS 46% to $0.57 while expanding core operating margin by 220 basis points to 18.5%. We also expanded core ROIC 390 basis points to 12.7%. Additionally, we closed out a strong year of free cash flow generation, delivering $1.25 billion for 2024, up 42%.”

Weeks continued, “Clearly, we’re off to a terrific start on our high-confidence ‘Springboard’ plan to add more than $3 billion in annualized sales and to achieve operating margin of 20%, by the end of 2026. Based on our outperformance, we plan to upgrade this high-confidence plan at our investor event in March. We’re capturing significant sales growth, with powerful incremental profit and cash flow, as upward cyclical and secular trends drive demand for our products and capabilities.”

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

Ed Schlesinger, executive vice president and chief financial officer, said, “We outperformed in the fourth quarter, driven by strong adoption of our new products for Gen AI, which drove sales growth of 93%year over year in the Enterprise portion of Optical Communications. We also successfully implemented double-digit price increases in Display Technologies to ensure we can maintain stable U.S. dollar net income in a weaker yen environment, and we expect to deliver segment net income of $900 million to $950 million in 2025 and to maintain net income margin of 25%.”

Schlesinger continued, “In the first quarter, we expect core sales to grow 10% year over year to approximately $3.6 billion, with core EPS growing approximately 30% to a range of $0.48 to $0.52.”

Fourth-Quarter 2024 Financial Highlights:
•GAAP sales were $3.50 billion. Core sales were $3.87 billion, up 18% year over year.
•GAAP EPS was $0.36. Core EPS was $0.57, up 46% year over year. The primary differences between GAAP and core EPS reflected mainly non-cash, mark-to-market adjustments associated with the company’s translated earnings contracts and Japanese-yen-denominated debt; constant currency adjustments; and other non-cash charges.
•GAAP gross margin was 34.2%. Core gross margin was 38.6%.
•GAAP operating cash flow was $623 million. Adjusted free cash flow was $409 million.
Full-Year 2024 Financial Highlights:
•GAAP sales were $13.12 billion. Core sales were $14.47 billion, up 7% year over year.
•GAAP EPS was $0.58. Core EPS was $1.96, up 15% year over year. The primary differences between GAAP and core EPS reflected mainly non-cash, mark-to-market adjustments associated with the company’s translated earnings contracts and Japanese-yen-denominated debt; constant currency adjustments; and other non-cash charges.
•GAAP gross margin was 32.6%. Core gross margin was 38.2%.
•GAAP operating cash flow was $1.94 billion. Adjusted free cash flow was $1.25 billion.
First-Quarter 2025 Outlook:
•In the first quarter, management expects core sales to grow approximately 10% year over year to $3.6 billion, with core EPS growing approximately 30% to a range of $0.48 to $0.52.
Upcoming Investor Event:
•On March 18 in New York City, Corning management will provide an upgrade to its high-confidence “Springboard” plan to add more than $3 billion in annualized sales, and to achieve an operating margin target of 20%, by the end of 2026. Management will also provide investors and industry analysts with an update on the company’s unique competitive advantage and industry and technology leadership, which enables Corning to capture the significant growth opportunities outlined in its Springboard plan.

Fourth-Quarter and Full-Year 2024 Results and Comparisons
(In millions, except per-share amounts)

Results (GAAP)
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$3,501	$3,391	$2,994	3%	17%	$13,118	$12,588	4%
Net Income (Loss) (1)	$310	($117)	($40)	*	*	$506	$581	(13%)
Diluted EPS	$0.36	($0.14)	($0.05)	*	*	$0.58	$0.68	(15%)
(1)Represents GAAP net income (loss) attributable to Corning Incorporated.
*Not meaningful

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

Core Results (Non-GAAP)(1)
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Core Sales	$3,874	$3,733	$3,272	4%	18%	$14,469	$13,580	7%
Core Net Income	$497	$465	$339	7%	47%	$1,699	$1,463	16%
Core EPS	$0.57	$0.54	$0.39	6%	46%	$1.96	$1.70	15%
(1)Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.
Fourth-Quarter and Full-Year 2024 Segment Results
(In millions)
The fourth-quarter and full-year 2024 results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.

Optical Communications
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$1,368	$1,246	$903	10%	51%	$4,657	$4,012	16%
Net Income	$194	$175	$88	11%	120%	$612	$478	28%
In Optical Communications, fourth-quarter sales were $1.4 billion, up 51% year over year, and full-year sales were $4.66 billion, up 16%, both driven by continued strong adoption of Corning’s new Gen AI products. Optical Communications saw record sales in the Enterprise portion of the business, which were up 93% in the fourth quarter versus fourth-quarter 2023. Fourth-quarter net income was $194 million, up 120% year over year, and full-year net income was $612 million, up 28%, both driven by strong incremental profit on the higher volume.

Display Technologies
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$971	$1,015	$869	(4%)	12%	$3,872	$3,532	10%
Net Income	$262	$285	$232	(8%)	13%	$1,006	$842	19%
In Display Technologies, fourth-quarter sales were $971 million, up 12% year over year. Net income was $262 million.

Specialty Materials
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$515	$548	$473	(6%)	9%	$2,018	$1,865	8%
Net Income	$81	$72	$58	13%	40%	$260	$202	29%
In Specialty Materials, fourth-quarter sales were $515 million, up 9% year over year. Fourth-quarter net income was $81 million, up 13% sequentially. For the full year, sales grew 8% to $2.0 billion, and net income was up 29%, driven by continued strong demand for the company’s premium glass innovations and strong incremental profit on higher volume.

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

Environmental Technologies
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$397	$382	$429	4%	(7%)	$1,665	$1,766	(6%)
Net Income	$81	$75	$98	8%	(17%)	$358	$386	(7%)
In Environmental Technologies, fourth-quarter sales were $397 million, down 7% year over year versus a strong fourth-quarter 2023. Fourth-quarter net income was $81 million. For the full year, sales were $1.67 billion, down 6% year over year, primarily driven by weaker global heavy-duty diesel markets, particularly in Europe.

Life Sciences
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$250	$244	$242	2%	3%	$979	$959	2%
Net Income	$18	$15	$17	20%	6%	$63	$50	26%
In Life Sciences, fourth-quarter sales were $250 million, up 3% year over year. Net income was $18 million, up 6% year over year.

Hemlock and Emerging Growth Businesses
	Q4 2024	Q3 2024	Q4 2023	Q/Q	Y/Y	FY 2024	FY 2023	Y/Y
Net Sales	$373	$298	$356	25%	5%	$1,278	$1,446	(12%)
Net (Loss) Income	($10)	($12)	($19)	17%	47%	($55)	$15	*
*Not meaningful
In Hemlock and Emerging Growth Businesses, fourth-quarter sales were $373 million, up 5% year over year.

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

Upcoming Investor Events
In addition to the March 18 event in New York City, Corning will attend the Susquehanna Fourteenth Annual Technology Conference on Feb. 28. Additionally, Corning will be scheduling management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date information.
Fourth-Quarter Conference Call Information
The company will host its fourth-quarter conference call on Wednesday, Jan. 29, at 8:30 a.m. EST. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.
Presentation of Information in this News Release
This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.
With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.
Caution Concerning Forward-Looking Statements
The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company’s expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.
Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from health crisis events, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas, raw materials and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, New Taiwan dollar, euro, Chinese yuan, South Korean won and Mexican peso), decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the availability of or adverse changes relating to government grants, tax credits or other government incentives; the duration and severity of health crisis events, such as an epidemic or pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings. 8
For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.
Web Disclosure
In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

Corning Reports Fourth-Quarter and Full-Year 2024 Financial Results

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.
Media Relations Contact:
Michael A. West Jr.
(607) 684-1167
westm4@corning.com
Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

Consolidated Statements of Income (Loss)	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net sales	$3,501	$2,994	$13,118	$12,588
Cost of sales	2,304	2,083	8,842	8,657

Gross margin	1,197	911	4,276	3,931

Operating expenses:
Selling, general and administrative expenses	499	514	1,931	1,843
Research, development and engineering expenses	275	289	1,089	1,076
Amortization of purchased intangibles	30	30	121	122

Operating income	393	78	1,135	890

Interest income	13	13	47	38
Interest expense	(79)	(90)	(329)	(329)
Translated earnings contract gain, net	174	33	83	161
Other (expense) income, net	(64)	(72)	(123)	56

Income (loss) before income taxes	437	(38)	813	816
(Provision) benefit for income taxes	(97)	10	(221)	(168)

Net income (loss)	340	(28)	592	648

Net income attributable to non-controlling interest	(30)	(12)	(86)	(67)

Net income (loss) attributable to Corning Incorporated	$310	$(40)	$506	$581

Earnings (loss) per common share available to common shareholders:
Basic	$0.36	$(0.05)	$0.59	$0.69
Diluted	$0.36	$(0.05)	$0.58	$0.68

Consolidated Balance Sheets	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except share and per share amounts)

	December 31,
	2024	2023
Assets

Current assets:
Cash and cash equivalents	$1,768	$1,779
Trade accounts receivable, net of doubtful accounts	2,053	1,572
Inventories	2,724	2,666
Other current assets	1,447	1,195
Total current assets	7,992	7,212

Property, plant and equipment, net of accumulated depreciation	13,359	14,630
Goodwill	2,363	2,380
Other intangible assets, net	752	905
Deferred income taxes	1,130	1,153
Other assets	2,139	2,220

Total Assets	$27,735	$28,500

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$326	$320
Accounts payable	1,472	1,466
Other accrued liabilities	3,121	2,533
Total current liabilities	4,919	4,319

Long-term debt	6,885	7,206
Postretirement benefits other than pensions	336	398
Other liabilities	4,525	4,709
Total liabilities	16,665	16,632

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	921	916
Additional paid-in capital – common stock	17,264	16,929
Retained earnings	15,926	16,391
Treasury stock, at cost; Shares held: 987 million and 980 million	(20,882)	(20,637)
Accumulated other comprehensive loss	(2,543)	(2,048)
Total Corning Incorporated shareholders’ equity	10,686	11,551
Non-controlling interest	384	317
Total equity	11,070	11,868

Total Liabilities and Equity	$27,735	$28,500

Consolidated Statements of Cash Flows	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$340	$(28)	$592	$648
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	305	315	1,229	1,247
Amortization of purchased intangibles	30	30	121	122
Loss on disposal of assets, net	8	83	143	155
Share-based compensation expense	71	50	273	218
Translation (gain) loss on Japanese yen-denominated debt	(76)	62	(104)	(100)
Deferred tax provision (benefit)	18	(112)	(33)	(75)
Translated earnings contract gain	(174)	(33)	(83)	(161)
Release of cumulative translation losses	83		145
Tax deposit refund				99
Changes in assets and liabilities:
Trade accounts receivable	(224)	187	(717)	50
Inventories	(37)	26	(171)	157
Other current assets	31	(22)	(107)	(80)
Accounts payable and other current liabilities	204	91	470	(173)
Customer deposits and government incentives	(54)	(25)	(6)	(42)
Deferred income	(50)	6	(27)	(5)
Other, net	148	83	214	(55)
Net cash provided by operating activities	623	713	1,939	2,005

Cash Flows from Investing Activities:
Capital expenditures	(254)	(279)	(965)	(1,390)
Proceeds from sale of equipment to related party				67
Proceeds from sale of assets	25		80	22
Realized gains on translated earnings contracts and other	40	56	279	326
Premiums paid on hedging contracts	(5)	(9)	(98)	(9)
Other, net	(13)	2	(40)	(16)
Net cash used in investing activities	(207)	(230)	(744)	(1,000)

Cash Flows from Financing Activities:
Repayments of debt	(13)	(104)	(267)	(284)
Proceeds from issuance of debt		2	153	82
Proceeds from issuance of euro bonds				918
Proceeds from cross currency swap	66		134
Payment for redemption of preferred stock				(507)
Payments of employee withholding tax on stock awards	(5)	(3)	(81)	(106)
Proceeds from exercise of stock options	19	3	76	42
Purchases of common stock for treasury	(30)		(165)
Dividends paid	(249)	(248)	(986)	(989)
Other, net	(8)	(13)	(28)	(39)
Net cash used in financing activities	(220)	(363)	(1,164)	(883)
Effect of exchange rates on cash	(41)	20	(42)	(14)
Net increase (decrease) in cash and cash equivalents	155	140	(11)	108
Cash and cash equivalents at beginning of period	1,613	1,639	1,779	1,671
Cash and cash equivalents at end of period	$1,768	$1,779	$1,768	$1,779

Corning Incorporated and Subsidiary Companies
GAAP Earnings (Loss) per Common Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of basic and diluted earnings (loss) per common share:

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Corning Incorporated	$310	$(40)	$506	$581

Weighted-average common shares outstanding - basic	855	851	853	848
Effect of dilutive securities:
Stock options and other awards	11		16	11
Weighted-average common shares outstanding - diluted	866	851	869	859
Basic earnings (loss) per common share	$0.36	$(0.05)	$0.59	$0.69
Diluted earnings (loss) per common share	$0.36	$(0.05)	$0.58	$0.68
Core Earnings per Share
(Unaudited; in millions, except per share amounts)
The following table sets forth the computation of core earnings per share:

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Core net income	$497	$339	$1,699	$1,463

Weighted-average common shares outstanding - basic	855	851	853	848
Effect of dilutive securities:
Stock options and other awards	11	9	16	11
Weighted-average common shares outstanding - diluted	866	860	869	859
Core earnings per share	$0.57	$0.39	$1.96	$1.70

CORE PERFORMANCE MEASURES
In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.
In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, refer to the footnotes to the “Reconciliation of Non-GAAP Measures” section.
We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.
Core performance measures are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We provide investors with these non-GAAP measures to evaluate our results as we believe they are indicative of our core operating performance and provide greater transparency to how management evaluates our results and trends and makes financial and operational decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.
For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, refer to “Reconciliation of Non-GAAP Measures.”

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Three months ended December 31, 2024
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported – GAAP	$3,501	$437	$310	22.2%	$0.36
Constant-currency adjustment (1)	331	238	169		0.20
Translation gain on Japanese yen-denominated debt, net (2)		(76)	(59)		(0.07)
Translated earnings contract gain, net (3)		(174)	(134)		(0.15)
Acquisition-related costs (4)		32	23		0.03
Discrete tax items and other tax-related adjustments (5)			16		0.02
Restructuring, impairment and other charges and credits (6)	42	144	126		0.15
Litigation, regulatory and other legal matters (7)		1	1		0.00
Pension mark-to-market adjustment (8)		9	6		0.01
Loss on investments (9)		4	4		0.00
Loss on sale of assets (10)		14	11		0.01
Loss on sale of business (11)		31	24		0.03
Core performance measures	$3,874	$660	$497	20.1%	$0.57
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $30 million and $31 million, respectively.

	Three months ended December 31, 2023
	Net sales	(Loss) income before income taxes	Net (loss) income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$2,994	$(38)	$(40)	26.3%	$(0.05)
Constant-currency adjustment (1)	278	209	147		0.17
Translation loss on Japanese yen-denominated debt, net (2)		62	50		0.06
Translated earnings contract gain, net (3)		(33)	(27)		(0.03)
Acquisition-related costs (4)		32	20		0.02
Discrete tax items and other tax-related adjustments (5)			8		0.01
Restructuring, impairment and other charges and credits (6)		196	158		0.19
Litigation, regulatory and other legal matters (7)		17	19		0.02
Pension mark-to-market adjustment (8)		19	15		0.02
Gain on investments (9)		(11)	(11)		(0.01)
Core performance measures	$3,272	$453	$339	21.5%	$0.39
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $12 million and $18 million, respectively.
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions, except per share amounts)

	Year ended December 31, 2024
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported – GAAP	$13,118	$813	$506	27.2%	$0.58
Constant-currency adjustment (1)	1,309	989	773		0.89
Translation gain on Japanese yen-denominated debt, net (2)		(104)	(80)		(0.09)
Translated earnings contract gain, net (3)		(83)	(64)		(0.07)
Acquisition-related costs (4)		128	92		0.11
Discrete tax items and other tax-related adjustments (5)			21		0.02
Restructuring, impairment and other charges and credits (6)	42	407	374		0.43
Litigation, regulatory and other legal matters (7)		12	9		0.01
Pension mark-to-market adjustment (8)		3	2		0.00
Loss on investments (9)		23	22		0.03
Loss on sale of assets (10)		27	20		0.02
Loss on sale of business (11)		31	24		0.03
Core performance measures	$14,469	$2,246	$1,699	20.3%	$1.96
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the effective tax rate (“ETR”) for GAAP and Core excludes net income attributable to non-controlling interest (“NCI”) of approximately $86 million and $92 million, respectively.

	Year ended December 31, 2023
	Net sales	Income before income taxes	Net income attributable to Corning Incorporated	Effective tax rate (a)(b)	Per Share
As reported - GAAP	$12,588	$816	$581	20.6%	$0.68
Constant-currency adjustment (1)	992	744	550		0.64
Translation gain on Japanese yen-denominated debt, net (2)		(100)	(81)		(0.09)
Translated earnings contract gain, net (3)		(161)	(130)		(0.15)
Acquisition-related costs (4)		131	90		0.10
Discrete tax items and other tax-related adjustments (5)			34		0.04
Restructuring, impairment and other charges and credits (6)		471	378		0.44
Litigation, regulatory and other legal matters (7)		61	54		0.06
Pension mark-to-market adjustment (8)		15	12		0.01
Gain on investments (9)		(10)	(10)		(0.01)
Gain on sale of assets (10)		(20)	(15)		(0.02)
Core performance measures	$13,580	$1,947	$1,463	20.7%	$1.70
(a)Based upon statutory tax rates in the specific jurisdiction for each event.
(b)The calculation of the ETR for GAAP and Core excludes net income attributable to NCI of approximately $67 million and $81 million, respectively.
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended December 31, 2024
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$1,197	34.2%	$499	$275	$393	11.2%
Constant-currency adjustment (1)	240		4		236
Acquisition-related costs (4)					30
Restructuring, impairment and other charges and credits (6)	43		(2)		45
Litigation, regulatory and other legal matters (7)			(1)		1
Pension mark-to-market adjustment (8)			1	1	(2)
Loss on sale of assets (10)	14				14
Core performance measures	$1,494	38.6%	$501	$276	$717	18.5%

	Three months ended December 31, 2023
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$911	30.4%	$514	$289	$78	2.6%
Constant-currency adjustment (1)	207		3		204
Acquisition-related costs (4)					30
Restructuring, impairment and other charges and credits (6)	87		(67)	(27)	181
Litigation, regulatory and other legal matters (7)	1		(24)		25
Pension mark-to-market adjustment (8)			(13)	(3)	16
Core performance measures	$1,206	36.9%	$413	$259	$534	16.3%
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Year ended December 31, 2024
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$4,276	32.6%	$1,931	$1,089	$1,135	8.7%
Constant-currency adjustment (1)	989		14	1	974
Acquisition-related costs (4)			1	(1)	121
Restructuring, impairment and other charges and credits (6)	211		(20)	(7)	238
Litigation, regulatory and other legal matters (7)	20		8		12
Pension mark-to-market adjustment (8)			(19)	(4)	23
Loss on sale of assets (10)	27				27
Core performance measures	$5,523	38.2%	$1,915	$1,078	$2,530	17.5%

	Year ended December 31, 2023
	Gross margin	Gross margin %	Selling, general and administrative expenses	Research, development and engineering expenses	Operating income	Operating margin %
As reported - GAAP	$3,931	31.2%	$1,843	$1,076	$890	7.1%
Constant-currency adjustment (1)	744		11		733
Acquisition-related costs (4)			2	(1)	121
Restructuring, impairment and other charges and credits (6)	283		(91)	(46)	420
Litigation, regulatory and other legal matters (7)	(5)		(77)		72
Pension mark-to-market adjustment (8)			(23)	(4)	27
Gain on sale of assets (10)	(20)				(20)
Core performance measures	$4,933	36.3%	$1,665	$1,025	$2,243	16.5%
Refer to “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

Reconciliation of Non-GAAP Measures	Corning Incorporated and Subsidiary Companies
(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities	$623	$713	$1,939	$2,005
Realized gains on translated earnings contracts and other	40	56	279	326
Translation losses on cash balances		(3)		(61)
Adjusted cash flows from operating activities	$663	$766	$2,218	$2,270
Less: Capital expenditures	$254	$279	$965	$1,390
Adjusted free cash flow	$409	$487	$1,253	$880
Core return on invested capital (“core ROIC”) is a non-GAAP measure used by management and can be used by investors to review our investment and capital allocation decisions. We define core ROIC as the after-tax core operating income, inclusive of core equity earnings from affiliated companies, as a percentage of invested capital, calculated as total equity plus total long-term debt. Core ROIC for the three months ended December 31, 2024 and 2023 is calculated by annualizing the after-tax return for the respective period.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Core operating income (1)	$717	$534	$2,530	$2,243
Core equity earnings in affiliated companies (2)	$11	$12	$40	$43
Core operating income before interest and taxes	$728	$546	$2,570	$2,286
Less: Income tax (3)	$146	$117	$522	$473
Core operating income tax adjusted	$582	$429	$2,048	$1,813

Equity	$11,070	$11,868	$11,070	$11,868
Debt	$7,211	$7,526	$7,211	$7,526
Invested capital	$18,281	$19,394	$18,281	$19,394

Core ROIC	12.7%	8.8%	11.2%	9.3%
(1)Refer to the reconciliation of operating income as reported in our GAAP results to core operating income within the “Reconciliation of non-GAAP measures.”
(2)Equity earnings in affiliated companies as reflected within other (expense) income, net in the consolidated statements of income (loss) was $8 million for the three months ended December 31, 2024 and 2023 and $26 million and $33 million for the years ended December 31, 2024 and 2023, respectively. The difference between equity earnings in affiliated companies as reported in our GAAP results and as reflected as a non-GAAP core performance measure is an adjustment for constant currency reporting, as described within “Core Performance Measures.”
(3)Income tax amounts are calculated based on the core effective tax rate of 20.1% and 21.5% for the three months ended December 31, 2024 and 2023, respectively, and 20.3% and 20.7% for the years ended December 31, 2024 and 2023, respectively.

Items Adjusted from GAAP Measures
Items adjusted from GAAP measures to arrive at core performance measures are as follows:
(1)Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. In addition, effective January 1, 2024, the Company began utilizing constant-currency reporting for the Optical Communications segment to exclude the impact from the Mexican peso on segment results. Prior periods were not recast as the impact was not material.
The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For the year ended December 31, 2024, the adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.
We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts.
Constant-currency rates used are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, with the exception of the Mexican peso as discussed above, even though we may be less than 100% hedged:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro	Mexican peso
Rate	¥107	₩1,175	¥6.7	NT$31	€0.81	MX$20
(2)Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars, net of a $18 million and $15 million loss, respectively, for the three and twelve months ended December 31, 2024, related to the change in the fair value of our cross currency swap contracts, recorded in other (expense) income, net in the consolidated statements of income (loss).
(3)Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and New Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound and Mexican peso-denominated foreign currency hedges related to translated earnings.
(4)Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, and the recognition of cumulative foreign currency translation adjustments upon the substantial liquidation of a foreign entity, which are not related to ongoing operations. For the year ended December 31, 2024, amount includes $131 million of non-cash cumulative foreign currency translation losses related to the substantial liquidation of foreign entities, which was recorded in other (expense) income, net in the consolidated statements of income (loss). Amount also includes $49 million of non-cash charges in one of our Emerging Growth Businesses relating to a customer that recently entered into a multi-jurisdictional restructuring effort including insolvency filings in certain countries. These charges primarily relate to the full write-down of upfront payments made to the customer, which were determined to be nonrecoverable, and recorded as a charge to net sales in the consolidated statements of income (loss). Other charges recorded during 2024 related to asset write-offs associated with the exit of certain facilities and product lines. The activity in 2023 primarily relates to asset write-offs associated with the exit of certain facilities and product lines and severance charges across all segments.
(7)Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)Loss (gain) on investments: Amount reflects the loss or gain recognized on investments due to mark-to-market adjustments for the change in fair value or the disposition of an investment.
(10)Loss (gain) on sale of assets: Amount represents the loss or gain recognized for the sale of assets and for the year ended December 31, 2024, amount includes $14 million of non-cash cumulative foreign currency translation losses related to the disposition of a foreign entity which was recorded in other (expense) income, net in the consolidated statements of income (loss).
(11)Loss on sale of business: Amount reflects the loss recognized for the sale of a business, recorded in other (expense) income, net in the consolidated statements of income (loss).